UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On May 9, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

MNG URGES GANNETT SHAREHOLDERS TO VOTE FOR CHANGE

Sends Letter to Gannett Shareholders Soliciting Votes on the BLUE Proxy Card for ALL THREE MNG Nominees: Heath Freeman, Dana Needleman, Steven Rossi

Reaffirms That MNG Nominees Will Serve as Immediate Catalyst for Change; Seek to Maximize Value for All Gannett Shareholders; Support A Full Review of Strategic Alternatives

Believes Only Chance to Increase Gannett’s Stock Price is by Electing ALL THREE MNG Nominees to the Board

May 9, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S. and the largest active shareholder in Gannett Co., Inc. (NYSE:GCI) (“Gannett” or the “Company”), with an approximate 7.4% ownership interest, has mailed a letter to its fellow Gannett shareholders, urging them to vote on the BLUE Proxy card for MNG’s three highly qualified director nominees.

MNG believes that the election of ALL THREE of MNG’s nominees is needed to send a clear message to the incumbent directors that the status quo is not acceptable, and the Board needs to explore all possible ways to enhance value for all Gannett shareholders.

The full text of the letter, which outlines the need for change at Gannett, follows.

May 8, 2019

Dear Fellow Gannett Shareholders:

MNG ENTERPRISES URGES GANNETT SHAREHOLDERS:

VOTE FOR CHANGE NOW!

The annual meeting of shareholders of Gannett Co., Inc. (“Gannett” or the “Company”) to be held on May 16, 2019 offers you a clear choice: either endorse the Company’s current board of directors (the “Board”) and Gannett’s status quo, with its prolonged underperformance since its 2015 spin-off and its risky, unproven and unprofitable “digital transformation”,1 OR vote on the BLUE Proxy card for ALL THREE of MNG’s highly qualified director nominees who will serve as an immediate catalyst for change to maximize value for all Gannett shareholders, including by supporting a full review of strategic alternatives.

The choice is clear:

MNG NOMINEES: “VALUE CATALYST”

•	Support immediately commencing a full review of strategic alternatives to maximize value for all shareholders
•	MNG’s premium $12/share cash offer to acquire Gannett
•	All other offers duly considered
•	New perspective on running core business profitably and sustainably
•	Moratorium on overpriced and value-destructive digital acquisitions

GANNETT INCUMBENTS: “STATUS QUO”

•	Core business in decline
•	Continuing underperformance in Q1 with no end in sight – additional declines projected for 2019
•	Failure to adequately explore premium cash acquisition offer
•	Risky, unproven and unprofitable “digital transformation” strategy
•	Leadership void: no CEO and departure of the head of ReachLocal in early 2019
•	Increased leverage since 2015 spin-off [2]

THE VERDICT IS IN:

THE INCUMBENT BOARD’S DIGITAL TRANSFORMATION STRATEGY HAS FAILED TO GENERATE PROFITABLE GROWTH AND CONTINUES TO DESTROY VALUE FOR GANNETT SHAREHOLDERS

Gannett’s most recent earnings announcement confirms what MNG has been saying all along – that Gannett is an underperformer and its multi-year “digital transformation” is not working and extremely unlikely to produce a $12 per share valuation. Gannett’s key performance metrics have continued to worsen and the Company’s performance since its 2015 spin-off looks even worse given Gannett’s first quarter 2019 results. This includes:

•	Net Income is down 98% since spin-off;[3]
•	Diluted Earnings Per Share is down 98% since spin-off;[3]
•	Operating Income is down 90% since spin-off;[3] and
•	Free Cash Flow is down 66% since spin-off.[3]

Gannett’s supposed panacea – its “digital transformation” – is highly risky and, in the words of Institutional Shareholder Services, Inc. (“ISS”), “yet to bear fruit.” As ISS stated in its report: 4

“Moreover, it is worth noting that GCI's digital transformation has yet to bear fruit, as evidenced by the fact that ReachLocal has had operating expenses in excess of revenue every year since FY2016, while the publishing segment's operating income and operating margin have declined since 2016 (despite digital sources accounting for a larger proportion of the segment's revenue mix) – these factors, along with the earnings and revenue miss in February, suggest that there is execution risk inherent in the standalone plan.” (emphasis added).4

We believe Gannett is acting like a 1990s dot.com internet company, touting clicks, eyeballs and selling cheap digital subscriptions instead of focusing on what truly drives value – profitability. We believe there is little reason to believe that Gannett’s digital transformation strategy will turn things around at Gannett, or that Gannett has the leadership team in place to execute that strategy. Starting May 7th, Gannett is without a CEO and is run by a newly appointed interim COO with a predominantly legal (rather than operational) background.

Gannett’s struggles were chronicled just days ago in The Wall Street Journal,5 which wrote:

“Local papers have suffered sharper declines in circulation than national outlets and greater incursions into their online advertising businesses from tech giants such as Alphabet Inc.’s Google and Facebook Inc. The data also shows that they are having a much more difficult time converting readers into paying digital customers… Gannett, which has a big audience across its local papers, is especially inefficient, converting just 0.4% of its digital audience into paying subscribers, according to the Journal’s analysis of digital audience and subscription data.” (emphasis added).5

THE BEST WAY TO ENSURE MUCH-NEEDED CHANGE AT GANNETT
IS TO VOTE FOR ALL THREE MNG NOMINEES

We appreciate that leading shareholder advisory firm ISS has recognized the need for change at Gannett. But to truly bring about change, it is imperative that shareholders vote the BLUE card for ALL THREE of MNG’s nominees – Heath Freeman, Dana Needleman and Steven Rossi. The election of ALL THREE of MNG’s nominees is needed to send a clear message to the incumbent directors that the status quo is not acceptable, and the Board needs to explore all possible ways to enhance value for all Gannett shareholders. Without the election of ALL THREE of MNG’s nominees, the incumbent directors may continue to resist any change to the Company’s current strategy, despite severe declines in profitability and value destruction since Gannett’s 2015 spin-off.

VOTE THE BLUE CARD FOR FREEMAN, NEEDLEMAN & ROSSI

MNG’s nominees will be strong advocates for change and have the right mix of newspaper turnaround, real estate, and capital allocation expertise to improve the Gannett Board; would provide the objective perspective, experience and oversight required to put Gannett on the path to a profitable and sustainable future; and are committed to maximizing value for all Gannett shareholders now before further value is destroyed.

MNG’s nominees are committed to listening to all Gannett shareholders and exploring all possible ways to enhance value at Gannett. As seen by MNG’s switch to a minority slate that was based on feedback from other Gannett shareholders who wanted meaningful Board change but also wanted to preserve continuity at the Board, MNG and its nominees embrace and respect the views of all Gannett shareholders. Our sole focus is to maximize value for all shareholders, and if elected, our three nominees will aim to serve as a true shareholder voice on the Gannett Board.

Sincerely,

/s/ R. Joseph Fuchs

On behalf of the Board of Directors, MNG Enterprises, Inc.

Chairman, R. Joseph Fuchs

Okapi Partners LLC is assisting us with the solicitation of proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Stockholders Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com

www.SaveGannett.com

We encourage all shareholders to carefully review this letter to understand more about why change is needed now and why MNG’s nominees are best positioned to Save Gannett. Additional information about MNG, its proposal to acquire Gannett, and its nominees is available at www.SaveGannett.com. We urge all shareholders to VOTE THE BLUE CARD “FOR” MNG’s independent slate of Director Nominees.

Your vote is important, no matter how many shares you own!

Please remember NOT TO RETURN the Company’s WHITE PROXY CARD! If you return a Gannett proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the MNG nominees on the BLUE proxy card.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Additional Information

MNG Enterprises, Inc., together with the other participants in its proxy solicitation (collectively, “MNG”), have filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of MNG’s slate of highly-qualified director nominees at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Gannett Co., Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the participants in MNG’s proxy solicitation. These materials and other materials filed by MNG in connection with the solicitation of proxies are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by MNG with the SEC are also available, without charge, by directing a request to MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

1 Since spin-off, Gannett has spent $350mm on digital acquisitions while diluted EPS has declined 98% (represents decline in trailing 12 months diluted EPS from June 28, 2015 to March 31, 2019).

2 Gannett moved from a net cash position of $62mm as of June 28, 2015 to a net debt position of $211mm as of March 31, 2019.

3 Changes in Gannett financial results since its 2015 spin-off from its former parent company reflect changes in trailing 12-month financials from June 28, 2015 to March 31, 2019.

4 Gannett Co., Inc. – ISS report published on May 2, 2019; permission to quote from report was neither sought nor obtained.

5 In News Industry, a Stark Divide Between Haves and Have-Nots, Local newspapers are failing to make the digital transition larger players did — and are in danger of vanishing, Keach Hagey, Lukas I. Alpert and Yaryna Serkez, Wall Street Journal, 4 May 2019.

Item 2: On May 9, 2019, MNG uploaded the following materials to www.savegannett.com

SAVE GANNETT

Home Nominees Fiction vs Fact Questions for Gannett Shareholder Materials About MNG

Shareholder Materials

May 9, 2019
Press Release: MNG Urges Gannett Shareholders to Vote for Change

May 8, 2019
MNG Letter to Gannett Shareholders

May 7, 2019
Press Release: MNG Comments on Glass Lewis Report

May 3, 2019
Press Release: MNG Enterprises Urges Shareholders to Replace Incumbent Gannett Directors John E. Cody, Stephen Coll and Lawrence S. Kramer

May 2, 2019
Press Release: MNG Enterprises Welcomes ISS Support for Its Nominee to Gannett Board of Directors

May 1, 2019
Press Release: MNG Enterprises Comments on Gannett's First Quarter 2019 Results and Issues Shareholder Presentation Addressing Gannett's Misleading Statements

April 28, 2019
MNG Presentation for Gannett Shareholders: Fiction vs Fact

April 26, 2019
Press Release: MNG Outlines Simple Case for Change at Gannett Board

April 25, 2019
Press Release: MNG Modifies Slate Of Director Nominees In Response To Fellow Shareholders Who Support A Full Strategic Alternatives Process

April 11, 2019
MNG Presentation for Gannett Shareholders: An Opportunity for Immediate and Compelling Value for Gannett Shareholders

April 11, 2019
Press Release: MNG Enterprises Files Shareholder Presentation on Its 41% Premium Proposal for Gannett and Gannett's Misguided and Failing Operating Strategy

April 2, 2019
Press Release: MNG Enterprises Files Definitive Proxy Materials in Connection with Gannett's 2019 Annual Meeting

March 20, 2019
Press Release: MNG Enterprises Receives Highly Confident Letter to Finance Proposal to Acquire Gannett for $12.00 Per Share

February 20, 2019
Press Release: MNG Urges Gannett Shareholders to Demand Answers to These Questions on its Earnings Call

February 11, 2019
Press Release: MNG Enterprises Responds to Gannett's Misleading Comments on MNG Proposal

February 11, 2019
MNG February 11th Response Statement

February 7, 2019
Press Release: MNG Continues to Pursue a Strategic Acquisition of Gannett at $12.00 Per Share in Cash

February 4, 2019
MNG February 4th Response Statement

February 4, 2019
Press Release: MNG Enterprises Responds to Gannett's Rejection of MNG's All-Cash Proposal

January 14, 2019
Press Release: MNG Enterprises Proposes to Acquire Gannett for $12.00 Per Share in Cash

January 14, 2019
MNG's Letter to the Board of Directors at Gannett

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